EXHIBIT 17.2



                       LAWRENCE W. O'NEILL
        449 Wedgewood Drive, Easton, Pennsylvania  18042


                                                  June 30, 1995


Board of Directors
Sovereign Bancorp
1130 Berkshire Boulevard
Wyomissing, Pennsylvania  19610

Dear Board Members:

Please be advised that I am resigning as a Director of Sovereign
Bancorp, Inc. effective immediately.

The reasons for my resignation included those stated by Mr. Jaindl in his April 24, 1995 resignation letter to the board and differences with the other Directors regarding the board's response to the November purchases of approximately 40,000 shares of Sovereign stock by Mr. Sidhu and Mr. Mohn only one day before board approval and three business days before Sovereign's public announcement of a 4,000,000 share buyback by Sovereign's leveraged ESOP.

This letter constitutes a description of a disagreement with registrant (Sovereign) on matters relating to registrant's operations and policies. Within the meaning of Item 6 of Form
8-K, I hereby request that the matter be disclosed.

                              Sincerely yours,

                              /s/Larry O'Neill

                              Larry O'Neill